CERTIFICATE OF DESIGNATION OF RIGHTS, PRIVILEGES, PREFERENCES,
AND RESTRICTIONS
OF
SERIES Q CONVERTIBLE PREFERRED STOCK
The undersigned, Tony Isaac, does hereby certify that:
1.He is the President of ALT5 Sigma Corporation, a Nevada corporation (the “Corporation”).
2.The Corporation is authorized to issue up to 2,000,000 shares of preferred stock, $0.001 par value per share.
3.The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):
WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of up to 2,000,000, $0.001 par value per share, issuable from time to time in one or more series;
WHEREAS, the Board of Directors is authorized to set the rights, privileges, preferences, and restrictions of any unissued series of preferred stock, the number of shares constituting any such series, and the designation thereof; and
WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to set the rights, privileges, preferences, and restrictions relating to a series of preferred stock, to be designated as “Series Q”, as follows:
NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance and sale of a series of preferred stock for cash or exchange of other securities, rights, or property or items of value to the Corporation and does hereby set and determine the rights, privileges, preferences, and restrictions of such series of preferred stock as follows:
TERMS OF PREFERRED STOCK
Section 1.    Definitions. For the purposes hereof, the following terms shall have the following meanings:
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144(a)(1) of Regulation D, promulgated by the Commission under the Securities Act.
“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).
“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Nevada are authorized or required by law or other governmental action to close.
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“Closing” means the closing of the purchase and sale of the Preferred Stock.
“Closing Date” means the date on which the Closing occurs.
“Commission” means the United States Securities and Exchange Commission.
“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.
“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants, or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
“Conversion Date” shall have the meaning set forth in Section 6(a).
“Conversion Ratio” shall have the meaning set forth in Section 6(b).
“Conversion Stock” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“GAAP” means United States generally accepted accounting principles.
“Holder” shall have the meaning given such term in Section 2.
“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right, or other restriction.
“Liquidation” shall have the meaning set forth in Section 5.
“Nevada Courts” shall have the meaning set forth in Section 8(d).
“Notice of Conversion” shall have the meaning set forth in Section 6(a).
“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates that may be issued to evidence such Preferred Stock.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Preferred Stock” shall have the meaning set forth in Section 2.
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“Purchase Agreement” means the Asset Purchase Agreement between the Corporation and Qoden Technologies LLC, a Nevada limited liability company, dated November 8, 2024.
“Securities” means the shares of Preferred Stock and the shares of Underlying Stock.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Share Delivery Date” shall have the meaning set forth in Section 6(c).
“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.
“Subsidiary” means any subsidiary of the Corporation in existence as of the effective date of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.
“Trading Day” means a day on which the principal Trading Market is open for business.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the OTCQB® Venture Market, or the OTCQX® Best Market (or any successors to any of the foregoing).
“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.
“Transfer Agent” means EQ by Equiniti, and any successor transfer agent of the Corporation.
“Underlying Stock” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock.
Section 2.    Designation, Amount and Par Value. The series of preferred stock shall be designated as Series Q Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be one million (1,000,000) (which shall not be subject to increase without the written consent of the Board of Directors and all of the holders of the Preferred Stock (each, a “Holder” and, collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.001 and shall have a stated value equal to US$2.594, subject to increase set forth in Section 7, below (the “Stated Value”).
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Section 3.    Dividends. Following the Original Issue Date, the holders of the Series Q Convertible Preferred Stock shall not be entitled to receive any dividends.
Section 4.    Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall not have any voting rights.
Section 5.    Liquidation.
Upon the occurrence of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary (a “Liquidation”), each holder of Series Q Convertible Preferred Stock then outstanding shall be automatically converted into shares of Common Stock. For purposes of this Section 5, a merger or consolidation involving the Corporation or sale of all or substantially all of the Corporation’s assets shall not be deemed a Liquidation nor shall any distribution of one or more business segments of the Corporation or any of its Subsidiaries, no matter how structured.
Section 6.    Conversion.
a)    Conversions at Option of Holder. Each share of Preferred Stock shall be convertible at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into one share of Common Stock (subject to the limitations set forth herein below and in Sections 6(d), 6(e), and 6(f)). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue, and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect a conversion of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued or reissuable. Notwithstanding anything to the contrary contained herein, no Holder of shares of Preferred Stock many convert any more than twelve-and-one-half percent (12.5%) of the shares of Preferred Stock originally issued to such Holder or his/her/its predecessor (back to the original issuance of such shares) on a trailing quarterly basis (each quarter based upon the Effective Date of the Purchase Agreement) over the course of two years; provided, however, that such Holder may not assign, transfer, hypothecate, lien, or otherwise obtain any economic value for any shares of his/her/its Preferred Stock that have not been converted into shares of Common Stock in
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accordance with the provisions hereof; provided, however further, that the Holder thereof agrees, acknowledges, and understands that his/her/its shares of Preferred Stock are subject to cancellation in accordance with the terms of the Purchase Agreement or other agreements referenced therein.
b)    Conversion Ratio. The conversion ratio per share for the Preferred Stock shall be one share of Common Stock for each share of Preferred Stock, subject to adjustment as set forth in Section 7(a), below (the “Conversion Ratio”).
c)    Mechanics of Conversion.
i.    Delivery of Shares of Conversion Stock Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of shares of Conversion Stock being acquired upon the conversion of the Preferred Stock, which, on or after the six (6)-month anniversary of the Effective Date of the Purchase Agreement, shall be free of restrictive legends and trading restrictions (other than those that may then be required by the Purchase Agreement).
ii.    Failure to Deliver Shares of Conversion Stock. If, in the case of any Notice of Conversion, such shares of Conversion Stock are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Conversion Stock, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the shares of Conversion Stock issued to such Holder pursuant to the rescinded Notice of Conversion.
iii.    Obligation Absolute. Subject to the other provisions contained herein, the Corporation’s obligation to issue and deliver the shares of Conversion Stock upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation, or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance that might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such shares of Conversion Stock; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. Subject to the other provisions contained herein, in the event a Holder shall elect to convert any or all of his/her/its shares of Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement, or for any other reason, unless an injunction from a
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court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained.
iv.    Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then-outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, and nonassessable.
v.    Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share to which the Holder would otherwise be entitled to be issued upon such conversion, the Corporation shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Ratio or round up to the next whole share of Common Stock.
vi.    Transfer Taxes and Expenses. The issuance of shares of Conversion Stock on conversion of Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such shares of Conversion Stock, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such shares of Conversion Stock upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such shares of Conversion Stock unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Corporation (or another established clearing corporation performing similar functions) required for same-day electronic delivery, if available, of the shares of Conversion Stock.
d)    Beneficial Ownership Limitation. The Corporation shall not effect any conversion of shares of Preferred Stock, and a Holder shall not have the right to convert any shares of Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and
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its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock that are issuable upon (i) conversion of the remaining, unconverted shares of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) conversion of the unconverted portion of any other securities of the Corporation subject to a limitation on conversion analogous to the limitation contained herein (including, without limitation, the Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that the number of shares set forth on such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation, or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st
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day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.
e)    Exchange Cap. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with the number of shares of Common Stock issued to the Holder pursuant to the Purchase Agreement) would exceed the aggregate number of shares of Common Stock which the Corporation may issue under the Purchase Agreement without breaching the Corporation’s obligations under the rules or regulations of the Nasdaq Capital Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”). For the avoidance of doubt, the maximum number of shares of Common Stock that may be issued is 1,000,000 (one million). No Holder shall be issued in the aggregate, upon conversion of the Preferred Stock, Common Stock in an amount greater than the product of the Exchange Cap multiplied by such Holder’s pro rata share of Preferred Stock issued pursuant to the Purchase Agreement.
f)    Time-based Conversion Limitations. Subject to adjustment as set forth in Section 7(a), the maximum number of shares of Preferred Stock that can be converted at any time are subject to the limitations set forth in Section 6(a). This limitation is in addition to any other limitations in 6(d) and 6(e).
Section 7.    Certain Adjustments.
a)    Stock Dividends and Stock Splits. If the Corporation, at any time while shares of Preferred Stock are outstanding: (i) subdivides outstanding shares of Common Stock into a larger number of shares, (ii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iii) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or re-classification.
b)    Calculations. All calculations under this Section 7 shall be made to the nearest cent (in the event of a Liquidation pursuant to Section 5) or the nearest 1/100th of a share (in the event of an adjustment pursuant to Section 7(a)), as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and
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outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.
c)    Notice to the Holders. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
Section 8.    Miscellaneous.
a)    Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, Attention: Chief Executive Officer, at such facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8 from time to time. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the first Trading Day delivery is attempted or upon receipt, whichever is sooner.
b)    Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, if and as applicable, at the time, place, and rate, and in the coin or currency, herein prescribed.
c)    Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen, or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen, or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen, or destroyed, but only upon receipt of evidence of such loss, theft, or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation.
d)    Governing Law. All questions concerning the construction, validity, enforcement, and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each Holder and the Corporation agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated hereby (whether brought against a Holder or the Corporation or its respective Affiliates, directors, officers, stockholders, employees, or agents) shall be
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commenced in the state and federal courts sitting in the City of Las Vegas, County of Clark, State of Nevada (the “Nevada Courts”). Each Holder and the Corporation hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or that such Nevada Courts are improper or inconvenient venue for such proceeding. Each Holder and the Corporation hereby irrevocably waives personal service of process and consents to process being served in any such suit, action, or proceeding by mailing a copy thereof via registered or certified mail, postage prepaid, return receipt requested, or overnight delivery (with evidence of delivery) to the counterparty at the address for the Holder as set forth on the Corporation’s books and records and for the Corporation as set forth in the records of the Secretary of State for the State of Nevada and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each Holder and the Corporation hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If a Holder or the Corporation shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party therein for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation, and prosecution of such action or proceeding.
e)    Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that entity (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.
f)    Severability. If any provision of this Certificate of Designation is invalid, illegal, or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.
g)    Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, satisfaction thereof shall be made on the next succeeding Business Day.
h)    Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.
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i)    Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed, or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series Q Convertible Preferred Stock.
RESOLVED, FURTHER, that the Chief Executive Officer is hereby authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of the Nevada Revised Statutes.
IN WITNESS WHEREOF, the undersigned have executed this Certificate this 7th day of November, 2024.

ALT5 SIGMA CORPORATION By:
Name:	Tony Isaac
Title:	President

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ANNEX A
NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES
OF PREFERRED STOCK)
The undersigned hereby elects to convert the number of shares of Series Q Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of ALT5 Sigma Corporation, a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.
Conversion calculations:
Date to Effect Conversion:
Number of shares of Preferred Stock owned prior to Conversion:
Number of shares of Preferred Stock to be Converted:
Stated Value of shares of Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Applicable Conversion Ratio:
Number of shares of Preferred Stock subsequent to Conversion:
Address for Delivery:

or
DWAC Instructions:
Broker no: ________________________
Account no: _______________________
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